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
------                                         U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                                    Washington, D.C.
------                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


                                        Filed pursuant to Section 16(a) of the Securities and
                                      Exchange Act of 1934, Section 17(a) of the Public Utility
                                         Holding Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                          Investment Company Act of 1940
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1. Name and Address of Reporting Person*  2. Date of Event Requiring   4. Issuer Name and Ticker
                                          Statement (Month/Day/Year)   or Trading Symbol
Minella   Wesly                                        12/1/00           Cyberopticlabs, Inc. (CYOL)
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   (Last)        (First)        (Middle)  3. IRS or Social Security    5. Relationship of Reporting   6. If Amendment, Date of
                                          Number of Reporting Person   Person(s) to Issuer            Original (Month/Day/Year)
                                          (Voluntary)                     (Check all applicable)

   c/o Cyberopticlabs, Inc.                                             _X_ Director   ___ 10% Owner
   509 Westport Avenue                                                  _X_ Officer    ___ Other
-----------------------------------------                                                             ------------------------------
                (Street)                                                 (give title        (specify  7. Individual or Joint/Group
                                                                            below)           below)   Filing (Check Applicable Line)
   Norwalk     Connecticut     06851                                                                  _X_ Form filed by One
                                                                                                          Reporting Person
                                                                                                      ___ Form filed by More than
                                                                                                          One Reporting Person
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     (City)      (State)       (Zip)

                                               Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security                      2. Amount of Securities      3. Ownership Form: Direct      4. Nature of Indirect
      (Instr. 4)                             Beneficially Owned           (D) or Indirect (I)            Beneficial Ownership
                                             (Instr. 4)                   (Instr. 5)                     (Instr. 5)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
*          If the form is filed by more than one reporting person, see
           Instruction 5(b)(v).
225517

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
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1. Title of Derivative Security    2. Date                3. Title and Amount of       4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                         Exercisable and        Securities Underlying        or Exercise     Form of         Indirect
                                      Expiration Date        Derivative Security          Price of        Derivative      Beneficial
                                      (Month /Day/Year)      (Instr. 4)                   Derivative      Security:       Ownership
                                                                                          Security        Direct(D)       (Instr. 5)
                                  ---------------------------------------------------                     or Indirect
                                   Date         Expira-              Amount or                            (I)
                                   Exer-        tion        Title    Number of Shares                     (Instr. 5)
                                   cisable      Date

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Option to purchase Common Stock      (1)       Mar. 29,  Common Stock   100,000             $2.25             D
                                                2010
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Explanation of Responses:

(1) The options vest in three equal annual installments beginning on March 29, 2002.

**         Intentional misstatements or omissions of facts constitute Federal           /s/ Wesly Minella                   5/8/01
           Criminal Violations.                                                 ----------------------------------------------------
                                                                                 ** Signature of Reporting Person            Date


    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note:  File three copies of this Form, one of which must be manually signed.
            If space provided is insufficient, see Instruction 6 for procedure.                                               Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                    SEC 1473 (7-96)
225517

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